EXHIBIT 3-a-1

AMENDMENT OF ARTICLES OF ASSOCIATION
OF
GREEN MOUNTAIN POWER CORPORATION
(May 20, 1993)

     Section 3 of the Articles of Association is hereby changed, altered and amended so that the first sentence of said Section 3.01 will read as follows:

          Section 3.01. The number of authorized shares of capital stock of Green Mountain Power Corporation is 442,430 shares of Preferred Stock of the par value of one hundred dollars ($100) per share; 50,000 shares of Preference Stock of the par value of one hundred dollars ($100) per share; and 10,000,000 shares of Common Stock of the par value of three dollars thirty-three and one-third cents ($3.331/3) per share.

     Section 5 of the Articles of Association is hereby changed, altered and amended by adding a new Section 5.05 to read in its entirety as follows:

     Section 5.05. Of the authorized shares of Preferred Stock of the Corporation, there shall be a class, to consist initially of 200,000 shares, designated as "Preferred Stock, Class E," which may be divided into and issued in series and which shall have the terms and provisions hereinafter in this Section 5.05 set forth or provided for.

     (a)  Designation.  Each series of the Preferred Stock, Class
E, shall be so designated in the manner hereinafter provided as to distinguish the shares thereof from the shares of all other series and classes.

     (b) Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of each series of Preferred Stock, Class E, shall be entitled to receive the amounts prescribed in Section 6.02.

     (c) Dividends. Out of any assets of the Corporation available for dividends, the holders of each series of the Preferred Stock, Class E, shall be entitled to receive, but only when and as declared by the Board of Directors, dividends at such rates as may be determined by the Board of Directors of the Corporation, as hereinafter provided, payable quarterly on March 1, June 1, September 1, and December 1 in each year. Dividends on shares of the Preferred Stock, Class E, shall be cumulative from and after the dates of issue of such shares.

     (d)  Voting Powers and Other Rights.  The holders of the
Preferred Stock, Class E, shall have such voting power and other rights and be subject to such restrictions and qualifications as are set forth in Sections 6, 7 and 8 hereof.

     (e) Other Rights and Preferences. All shares of the Preferred Stock, Class E, shall be identical except that there may be variations between different series of Preferred Stock, Class E, with respect to: (1) the rate of dividend; (2) whether shares may be redeemed and, if so, the redemption price and the terms and the conditions of redemption; (3) the amount payable upon shares in the event of voluntary or involuntary liquidation; (4) sinking-fund provisions, if any, for the redemption or purchase of shares; and
(5) the terms and conditions, if any, on which shares may be converted. The Board of Directors shall have the authority within the limitations set forth herein and imposed by law, subject to restrictions contained in Section 6.04 of these Articles of Association, to fix and determine the relative rights and preferences of the shares of any series of Preferred Stock, Class E, established by the Board of Directors to the extent that such relative rights and preferences are not established by these Articles of Association.

     (f) Procedures for Establishment of Series of Preferred Stock, Class E. In order for the Board of Directors to establish a series of Preferred Stock, Class E, they shall adopt a resolution setting forth the designation of the series and fixing and determining the relative rights and preferences thereof to the extent that such relative rights and preferences are not established by these Articles of Association. Prior to the issue of any shares of any series of Preferred Stock, Class E, there shall be filed in the office of the Secretary of State of the State of Vermont such statement as is required by law and upon the filing of such statement with the Secretary of State, the resolution establishing and designating the series of Preferred Stock, Class E, and fixing and determining the relative rights and preferences thereof shall become effective and shall constitute an Amendment of these Articles of Association.

     The Articles of Association are hereby further changed, altered and amended by adding a new Section 6B. Said Section 6B will read in its entirety as follows:

SECTION 6B

MODIFIED RESTRICTIONS ON CERTAIN CORPORATE ACTION AND
VOTING POWERS TO BE APPLICABLE TO CERTAIN
CLASSES OF PREFERRED STOCK.

     Section 6B.01. From and after the first date on which all of the currently outstanding shares of the 4.75% Preferred Stock, Class B, the 7% Preferred Stock, Class C, the 9 3/8% Preferred Stock, Class D, Series 1, and the 8 5/8% Preferred Stock, Class D, Series 3, shall cease to be outstanding, the following terms and provisions of these Articles of Association shall apply:

          (a)  Restrictions on Corporate Action.

             (i) Section 6.04(A)(iii)(a) of the Articles of Association shall no longer apply to the Preferred Stock and shall be of no further force and effect; and

               (ii) Section 6.04(B)(i) of the Articles of Association shall no longer apply to the Preferred Stock and shall be of no further force and effect.

          (b) Voting Power. Section 6.05(c) of the Articles of Association shall no longer apply to the Preferred Stock and shall be of no further force and effect. In lieu of said Section 6.05(c), the holders of the Preferred Stock shall not be entitled to vote except (i) as provided in Sections 6.05(a) and (b) of the Articles of Association and (ii) voting separately, as a single class, (A) for the election of two (2) directors whenever and as often as dividends payable on any Preferred Stock outstanding shall be in arrears in an amount equivalent to or exceeding four (4) quarterly dividends, and for each subsequent election while such arrearage shall continue, that number of directors, not exceeding the smallest number of directors necessary to constitute a majority of the Board of Directors, equal to two (2) times the number of full years that such arrearage shall have continued, or (B) for the election of two (2) directors in the event of a default in any purchase or sinking fund provided for any one or more classes or series of Preferred Stock, which rights may be exercised at any annual meeting and at any special meeting of stockholders called for the purpose of electing directors, until such time as arrears in dividends on the Preferred Stock and the current dividend thereon shall have been paid or declared and set apart for payment, and any default in such purchase or sinking fund obligation shall have been remedied, whereupon all voting rights given by this clause (ii) shall be divested from the Preferred Stock (subject, however, to being at any time or from time to time similarly revived and divested).